INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors of
Quantex Capital Corporation

We consent to the use in the Registration Statement of Quantex Capital Corporation (formerly Beddis International, Ltd.) on Form SB-2 (the “Registration Statement”) of our Reports of Independent Registered Public Accounting Firm dated April 25, 2005 as follows:

  On the balance sheet of Quantex Capital Corporation (formerly Beddis International, Ltd.) as of December 31, 2004 and the related statements of operations, stockholders’ deficiency, and cash flows from May 27, 1998 (inception) through December 31, 2004;

  On the balance sheet of Samlex America, Inc. as of December 31, 2004 and the related statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003; and

  On the non-consolidated balance sheet of 0709355 B.C. Ltd. as of December 31, 2004 and the related non-consolidated statements of operations and retained earnings, stockholders’ equity, and cash flows from November 24, 2004 (inception) to December 31, 2004.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

March 17, 2006